Exhibit 99.1

Mueller Water Products

Third Quarter 2009

Conference Call Script

August 4, 2009

Martie Zakas, Introduction and Safe Harbor Statement

Good morning everyone. Thank you for joining us today as we discuss Mueller Water Products’ results for the 2009 third quarter. We issued our press release reporting results of operations for the three months ended June 30, 2009 yesterday afternoon. A copy of it is available on our Web site.

Mueller Water Products had approximately 116.5 million shares outstanding at June 30, 2009.

With us on the call this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.

We reference certain non-GAAP financial measures in our press release and on this call. These non-GAAP measures derive from GAAP financial measures and are provided because they are used by the financial community. We believe these measures will assist in assessing the Company’s underlying performance for the periods being reported. These non-GAAP measures have limitations, and reconciliations between non-GAAP and GAAP financial measures are included in the supplemental information within our press release. This morning, we will refer to adjusted net loss, adjusted EPS and adjusted EBITDA, all of which exclude the impairment and restructuring charges and the effect of debt-related transactions in fiscal 2009 and 2008. We will also refer to free cash flow.

On today’s call we will make forward-looking statements in accordance with the Safe Harbor Provision of the Securities Litigation Reform Act of 1995. Remarks in future tense or containing words such as “expect,” “believe,” “anticipate” and “project” or similar words derived from those words constitute forward-looking statements. They are not guarantees, and such statements involve risks and uncertainties that could cause actual results to differ materially from these statements. Please see our Form 10-K for the fiscal year ended September 30, 2008 and our Form 10-Q for the quarter ended March 31, 2009, for a discussion of these risks.

This morning’s call is being recorded and webcast live on the Internet. The archived webcast, along with the corresponding slides we are presenting this morning, will be available in the Investor Relations section of our Web site, www.muellerwaterproducts.com, for at least 90 days after the presentation.

The slides related to this morning’s call are available to help illustrate the quarter’s results. In addition, we will file a copy of this morning’s call’s prepared remarks on Form 8-K.

After the prepared remarks, we will open the call to questions from our dial-in participants.

I’ll now turn the call over to Greg.

Greg Hyland

Thank you Martie and good morning everyone.

We appreciate you joining us this morning as we discuss our results for the 2009 fiscal third quarter. I’ll begin today with a brief overview of the quarter. Evan Hart will then provide a detailed financial report, after which I’ll update you on key drivers influencing our business and our outlook. We will then open up the call for your questions.

While our end markets remained challenged, we accomplished several of our key initiatives in the third quarter. We executed well on a number of our cost containment initiatives, with $22.9 million in year-over-year cost savings during the quarter. Our employees continue to find additional opportunities to reduce costs while making sure we maintain our high standards for quality and service.

We continued to generate free cash flow with $65.4 million of free cash flow in the quarter, or $0.56 per share.

We reduced our leverage by paying down $126.5 million of our debt.

We also successfully amended our 2007 credit agreement, which provides us with greater maintenance covenant flexibility.

Our end markets still face difficult conditions, but we saw some positive signs that reinforce our belief that the water infrastructure market has stabilized as we discussed in our second quarter call. We saw the expected seasonal uptick in the third quarter, particularly in Mueller Co. Furthermore, the seasonal uptick allowed us to increase production at both Mueller Co. and U.S. Pipe, which should benefit future quarters especially as it will reduce our under-absorbed overhead costs.

Additionally, U.S. Pipe benefited from lower raw material costs, which are now beginning to flow through our cost of goods sold.

I’ll now turn the call over to Evan Hart who will discuss our financial results. I will then come back and provide an outlook for the fourth quarter of fiscal 2009.

Evan Hart – Financial Summary

Good morning everyone. I’ll first review the consolidated results and then discuss segment performance.

Consolidated net sales of $363.2 million in the 2009 third quarter decreased $165.3 million year-over-year. Net sales decreased due to lower shipment volumes of $176.0 million across all business segments and $9.3 million due to unfavorable Canadian currency exchange rates. These decreases were partially offset by $20.0 million of price increases mostly from our Mueller Co. and Anvil segments implemented primarily in the first three quarters of fiscal 2008.

Gross profit was $57.8 million in the 2009 third quarter, a decrease of $65.6 million, compared to $123.4 million in the 2008 third quarter. Gross margin was 15.9% compared to 23.3% in the prior year period. Gross profit decreased primarily due to lower volume of $53.3 million, $38.2 million due to under-absorbed overhead from lower production and higher raw material costs of $8.5 million. Gross profit declines were partially offset by higher sales pricing of $20.0 million and manufacturing cost savings of $11.8 million.

Adjusted loss from operations for the quarter of $4.6 million decreased $58.4 million from the prior year period adjusted income from operations of $53.8 million. 2009 third quarter loss from operations was negatively impacted by lower shipment volumes of $53.3 million, under-absorbed overhead of $38.2 million and higher raw material costs of $8.5 million primarily from Mueller Co. and Anvil. This was partially offset by higher sales pricing of $20.0 million, manufacturing cost savings of $11.8 million and reduced selling, general and administrative expenses of $7.2 million.

Third quarter 2009 adjusted operating loss and adjusted EBITDA margins were negative 1.3% and positive 4.7%, respectively. These compare with the 2008 third quarter adjusted operating income margin of 10.2% and adjusted EBITDA margin of 14.5%.

Selling, general, and administrative expenses were $62.4 million in the 2009 third quarter compared with $69.6 million in the 2008 third quarter. This decline was the result of cost saving actions and lower shipment volumes. 2009 third quarter SG&A expenses also included $3.9 million of bad debt expense related to a specific customer.

Interest expense, net of interest income, declined $0.3 million to $17.2 million in the 2009 third quarter compared to $17.5 million in the 2008 third quarter. Gross interest expense totaled $17.5 million in the 2009 third quarter compared with $18.4 million in the prior year quarter. Gross and net interest expenses were down year-over-year due to lower interest rates and lower average net debt outstanding.

Our effective income tax rate for the three months ended June 30, 2009 was 32.1%. Non-deductible items reduced the tax benefit attributed to our loss before income taxes, which lowered the effective rate compared to the 35.0% federal statutory rate.

Adjusted net loss per share was $0.13 in the 2009 third quarter compared to adjusted net income per share of $0.18 in the 2008 third quarter. The 2009 adjusted third quarter results excluded $0.04 per share related to restructuring charges and a write-off of deferred financing fees. 2009 third quarter results also included $3.9 million of bad debt expense related to a specific customer.

I’ll now move on to segment performance.

Net sales for the Mueller Co. segment were $154.6 million in the 2009 third quarter, compared to $203.0 million in the prior year quarter. Lower shipment volumes of $55.5 million and $3.3 million of unfavorable Canadian currency exchange rates were partially offset by higher pricing of $10.4 million. Unit shipment volumes of iron-gate valves, fire hydrants, and brass service products declined about 35% in the quarter.

Adjusted income from operations of $13.6 million and adjusted EBITDA of $26.3 million in the 2009 third quarter compare to income from operations of $40.4 million and EBITDA of $52.7 million in the 2008 third quarter. Adjusted income from operations decreased $21.6 million due to lower shipment volumes and $18.1 million due to under-absorbed overhead from lower production. Income from operations was also impacted by $5.7 million of higher raw material costs and $0.9 million of bad debt expense related to a specific customer. The decrease was partially offset by $10.4 million of higher sales pricing, $5.8 million of manufacturing cost savings and $2.2 million of reduced other selling, general and administrative expenses. These results excluded $0.7 million of restructuring charges for the 2009 third quarter.

Net sales for the U.S. Pipe segment were $96.7 million in the 2009 third quarter, compared to $167.7 million in the prior year quarter. The net sales decrease was primarily attributable to $70.1 million of lower shipment volumes and $0.9 million of lower pricing.

In the 2009 third quarter, adjusted loss from operations was $16.8 million and adjusted EBITDA was a loss of $12.5 million. These results compare to adjusted income from operations of $3.1 million and adjusted EBITDA of $8.5 million in the 2008 third quarter. The 2009 third quarter results were negatively impacted by $17.9 million due to lower shipment volumes, $8.8 million of under-absorbed overhead from lower production and $3.0 million of bad debt expense related to a specific customer. The decrease was partially offset by $4.2 million of manufacturing cost savings, $2.6 million of lower other selling, general and administrative expenses; and $1.2 million of lower raw material costs. These results excluded $1.5 million and $0.2 million of restructuring charges in the 2009 and 2008 third quarters, respectively.

Net sales for the Anvil segment were $111.9 million in the 2009 third quarter, compared to $157.8 million in the prior year quarter. The net sales decline was driven primarily by $50.4 million of lower shipment volumes and $6.0 million of unfavorable Canadian currency exchange rates. This decline was partially offset by higher sales pricing of $10.5 million.

Adjusted income from operations of $6.7 million and adjusted EBITDA of $11.1 million in the 2009 third quarter compare to income from operations of $21.9 million and EBITDA of $26.9 million in the 2008 third quarter. Income from operations decreased principally due to lower shipment volumes of $13.8 million and $11.3 million due to under-absorbed overhead from lower production. Adjusted income from operations was also impacted by higher raw material costs of $4.0 million. These items were partially offset by higher sales pricing of $10.5 million; lower selling, general and administrative expenses of $2.7 million; and manufacturing cost savings of $1.8 million. These results excluded $1.7 million of restructuring charges in the 2009 third quarter.

Free cash flow, which is cash provided by operating activities less capital expenditures, was $65.4 million in the 2009 third quarter. This compares to free cash flow of $21.7 million for the 2008 third quarter. The increase in free cash flow was primarily attributable to working capital management principally due to lower inventories as well as lower capital expenditures. Free cash flow was $45.6 million year-to-date.

At June 30, 2009, net debt totaled $881.1 million, which is total debt of $961.2 million less cash of $80.1 million.

Total debt at June 30, 2009 was comprised of our $420 million senior subordinated notes at a fixed rate of 7 3/8%; $115.1 million of Term A debt at LIBOR + 550 basis points; $424.3 million of Term B debt at LIBOR + 550 basis points; and $1.8 million of capital leases and other debt.

Our near-term scheduled principal repayments are minimal, with $4.9 million due in the remainder of fiscal 2009 and $19.3 million and $19.2 million due in each of fiscal 2010 and 2011, respectively. Our first significant debt repayments are not scheduled until May 2012 when our Term A debt matures.

During June 2009, we amended our 2007 Credit Agreement, which provides more financial covenant flexibility and, among other things, resulted in increased interest rates and new financial covenants. We repaid $100.0 million of borrowings under the agreement in connection with the amendment, and we subsequently prepaid another $25.0 million. In connection with this amendment, we incurred a loss on early extinguishment of debt of $2.3 million.

Borrowings under the amended 2007 Credit Agreement bear interest at a floating rate equal to LIBOR plus a margin ranging from 500 to 600 basis points depending on our consolidated senior secured first lien leverage ratio as defined in the amended 2007 Credit Agreement. At June 30, 2009, the applicable margin was 550 basis points.

As of June 30, 2009, our trailing four-quarter EBITDA for credit agreement covenant purposes was $158.9 million.

We anticipate that our existing cash, cash equivalents and borrowing capacity combined with our expected operating cash flows will be sufficient to meet our anticipated operating expenses, capital expenditures, pension contributions and scheduled debt service obligations as they become due.

During the 2009 third quarter, the Company incurred $3.9 million of cash restructuring charges primarily related to headcount reductions. The restructuring charges were $0.7 million at Mueller Co., $1.5 million at U.S. Pipe and $1.7 million at Anvil.

I’ll now turn the call back to Greg.

Greg Hyland – Final Remarks

Thanks, Evan.

As I mentioned at the beginning of the call, our end markets remained challenged in the third quarter, which impacted our results. Even so, we accomplished several of our key initiatives.

The biggest factors negatively impacting our third quarter results were the decline in shipment volume on a year-over-year basis in all of our end markets and under-absorbed overhead associated with lower production volumes.

Shipments for our Mueller-branded fire hydrants, valves, and brass products during the third quarter dropped about 35% and ductile iron pipe shipments dropped 46% year-over-year. We believe the drop off in end-market demand, which was caused by the ongoing weakness in both residential construction and municipal spending, contributed to this year-over-year volume decline in our water infrastructure businesses.

Additionally, we saw unprecedented increases in raw material costs last year, which prompted us to implement an additional round of price increases during the fiscal third quarter of 2008. We believe our distributors pulled forward orders from the fiscal fourth quarter 2008 in advance of these price increases, resulting in higher shipments in the third quarter last year.

Anvil’s net sales declined 25% year-over-year (excluding exchange rate differences) caused by an accelerated drop-off in spending on non-residential construction as well as in the oil and gas markets in the third quarter of 2009. During the quarter we announced the closure of two smaller manufacturing facilities and three distribution warehouses. We believe that annualized savings from these actions will be about $5.0 million. We should begin to realize these savings in the fiscal fourth quarter and expect those savings to be about $0.7 million.

Total inventories dropped $74.8 million in the third quarter on a sequential basis. The drop in production in the second quarter that helped drive these lower inventory levels increased under-absorbed overhead. The cost of this under-absorbed overhead negatively impacted our third quarter earnings. In the third quarter, under-absorbed overhead costs increased $38.2 million year-over-year and $8.1 million sequentially.

With respect to pricing, Mueller Co. and Anvil benefited from higher pricing year-over-year in the third quarter, while U.S. Pipe’s pricing was essentially flat. Sales prices for valves and hydrants averaged 7% to 9% higher year-over-year, and prices for Anvil products averaged about 7% higher. A significant impact on the quarter, however, was the sequential decline in pricing at U.S. Pipe. The average price per ton declined each month during the quarter, and in total, U.S. Pipe pricing was $10.0 million lower in the third quarter as compared to the second quarter. Higher prices for the quarter once again covered raw material cost increases at Mueller Co. and Anvil. U.S. Pipe had moderately lower raw material costs year-over-year.

We continue to tightly manage our overall cost structure. Total manufacturing costs and SG&A expenses were $22.9 million lower in the third quarter year-over-year. However, the benefit of these lower costs was reduced by $3.9 million of bad debt expense related to a specific customer. We lowered headcount by an additional 100 positions in the third quarter from the second quarter. Year-to-date in fiscal 2009, we have reduced our workforce by 17%. During the second quarter, we reduced capacity at our North Birmingham ductile iron pipe manufacturing facility by 50%, resulting in savings of $3.4 million in the third quarter.

I’ll now turn to our fourth quarter outlook for each of our three segments and then the Company as a whole.

Municipal spending and residential construction significantly impact two of our segments: Mueller Co. and U.S. Pipe. Before discussing developments in both segments, let me update you on what we believe is happening in both end markets.

As background on municipal spending, we estimate that prior to September 2008 demand from this segment was growing at about 10% annually. However, we believe that municipal spending became paralyzed in the fall of 2008. Initially, it stalled due to the liquidity crisis, including a closed municipal bond market. Then, we believe most activity was frozen when the possibility of a stimulus package was first announced and it remained so even after the American Reinvestment and Recovery Act was signed into law in February primarily due to confusion over certain provisions. In March and again in May, the EPA provided some needed clarity concerning implementation of the Buy America clause that was a primary source of confusion.

Stimulus package funds for drinking water projects are slowly working their way into the marketplace. However, the Congressional Budget Office estimates that water funding will get into the marketplace more slowly than funding for other infrastructure projects. The CBO has stated that only 4% of funding for water projects is estimated to be spent in the first year compared to 27% of highway projects. As you know, the stimulus bill mandates that the approved funds be spent within two years.

As an early sign that more funds may be coming into the marketplace, our tons quoted for ductile iron pipe public bids increased modestly in the third quarter year-over-year after being flat in the second quarter and down for the previous five quarters. We quoted more stimulus-related jobs in July over June, and there seem to be more projects available for quotation. But we have not yet seen those quotes translate into shipments. We still expect shipments for stimulus-related projects to be minimal in the fourth quarter and expect activity to ramp up in the first half of fiscal 2010.

Some non-stimulus funded projects that were previously delayed have begun to receive funding, and we expect this number to increase in the coming months.

As we mentioned last quarter, we believe demand for our products in residential construction has hit bottom. Housing starts have increased slightly, but levels are still only about 40% of the last 50-year average. We believe shipments for residential construction in the third quarter were minimal and will remain so in the fourth quarter.

Now let’s turn to Mueller Co. specifically…

As we look at the fourth quarter in our Mueller Co. business, we are encouraged by some of the trends that we saw in the third quarter.

July bookings were comparable to June bookings, an indication that the third quarter seasonal uptick may be continuing in the fourth quarter.

The uptick in orders relates more to day-to-day maintenance and repair activity than to stimulus-related projects. As I just mentioned, we don’t expect to begin seeing shipments for those projects until the end of the fourth quarter at the earliest.

Mueller Co. saw a significant increase in the number of expedited orders in the third quarter. These expedited orders reconfirm our belief that our distributors have completed their destocking, and we believe they will continue to maintain these lower inventory levels. The combination of pent-up demand for our products for repair projects and the lower distributor inventory levels have led to these expedited requests. Even with our reduced inventories we have filled these requests and maintained our service levels.

Pricing for our valves and hydrants has been stable, as we have held on to most of our realized 2008 price increases. Most of these price increases occurred more than one year ago, and we did not implement any additional increases in 2009. Therefore we don’t expect to have any favorable pricing in the fourth quarter year-over-year.

We increased production in the third quarter due to the seasonal uptick in demand. For example, our valve, fire hydrant and brass manufacturing facilities had no down days in the third quarter as we’re currently configured, while they operated only 66% of the available days in the second quarter. The increase in production enabled us to recall some of our hourly employees at these facilities. With this increased production, our under-absorbed overhead expenses will be less on a sequential basis although we will still feel a year-over-year impact.

During the fourth quarter in Mueller Co., we also expect to benefit from lower raw material costs rolling through cost of goods sold. We also expect to see increased capacity utilization in the fourth quarter compared to the third quarter, which will lessen our under-absorbed overhead burden in future quarters. We expect higher operating income margin because we will have less under-absorbed overhead costs and lower raw material costs.

Turning now to U.S. Pipe…

Many of the factors impacting U.S. Pipe’s business, such as municipal spending and residential construction, are similar to those impacting Mueller Co., but some of the near-term dynamics are different.

Orders for ductile iron pipe tend to be driven more by large projects with longer lead times than by ongoing repair and maintenance, which is benefitting Mueller Co. This is one reason why unit shipments grew at a sequential rate of 22% at U.S. Pipe compared to 39% at Mueller Co.

Prices at US Pipe continued to deteriorate in the third quarter, with the average price-per-ton for ductile iron pipe decreasing 15% in the third quarter from the second quarter.

U.S. Pipe announced a price increase of 11% effective June 1, and a second price increase of 10% effective on August 1. These price increases are necessary, but could be difficult to fully realize in the current environment. As the environment improves, we should see some realization of these price increases, but we don’t expect these price increases to have an impact on fourth quarter results. In fact, we expect to see continued pressure on pricing at U.S. Pipe in the fourth quarter. The impact on future quarters remains to be seen.

The lower per-unit cost of raw materials flowing through our cost of goods sold is benefiting U.S. Pipe, and we expect average raw material costs in cost of goods sold will decline even further in the fourth quarter.

Capacity utilization at U.S. Pipe increased somewhat during our third quarter, with fewer down days than we had in the second quarter. We expect this increased production to lead to lower under-absorbed overhead costs relative to the third quarter, although we still expect to incur higher under-absorbed overhead costs on a year-over-year basis.

We expect U.S. Pipe to continue to be in an operating loss position in the fourth quarter, although somewhat improved from last quarter.

Turning to Anvil’s fourth quarter, we believe non-residential construction spending will be down on a year-over-year basis. Economic forecasts from Ivy Zelman and McGraw-Hill Dodge project a 20% decline in non-residential construction spending for the calendar year. In addition, spending in the U.S. oil and gas production markets remains depressed.

Most of the price increases we implemented at Anvil in fiscal 2008 are more than a year old, but we do expect to see the benefit on a year-over-year basis of some select price increases we implemented in the fourth quarter fiscal 2008 and first quarter fiscal 2009.

Until we see improvement in non-residential construction, we expect Anvil to continue to operate at lower capacity. This will contribute to higher levels of under-absorbed overhead both sequentially and year-over-year. We continue to manage aggressively our controllable costs, reducing 97 positions in the third quarter. We expect Anvil to remain profitable in the fourth quarter.

Based on the margin improvements we expect to see at Mueller Co., on a consolidated basis we believe income from operations will be slightly positive in the fourth quarter.

We continue to tightly manage capital expenditures, which we now project to be in the range of $40 to $42 million for fiscal 2009. As a reminder, our amended credit agreement limits capital expenditures for the second half of fiscal 2009 to $25 million.

As we discussed, on a consolidated basis, we had strong free cash flow for both the third quarter and year-to-date. All three segments have positive cash flow year-to-date. We expect to generate positive free cash flow for fiscal 2009.

Other key variables for fiscal 2009 are: corporate spending estimated to be between $36 and $38 million. Our effective income tax rate, excluding goodwill impairment, is estimated to be approximately 34% for the fourth quarter and 38% for the full year. We estimate fourth quarter net interest expense to be within the range of $21 to $23 million.

In summary, we believe our water infrastructure markets continue to stabilize and are showing early signs of recovery. Year-over-year comparisons are difficult, and we still expect a slow recovery. However, we believe we may see modest sequential growth.

Demand from residential construction will likely require a longer recovery period. Non-residential construction, the primary end market for our Anvil products, is forecasted to decline further in calendar 2009 and 2010. We will continue to reduce capacity and manage our controllable costs in this business segment accordingly.

We continued to see the effect of decremental margins in the third quarter. With our cost reduction actions and increased production due to the seasonal uptick in orders that continued in July, we expect to see improved operating leverage contribution in the fourth quarter, especially in our Mueller Co. business. Additionally, fourth-quarter results should benefit from lower raw material costs.

Our primary focus remains generating positive free cash flow, reducing our debt and managing our controllable expenses while maintaining our quality, best-in-class product positions, the reputation of our brands and service to our customers.

As a reminder, the prepared remarks from this morning’s call are being filed on Form 8-K. With that, I’ll open it up for questions.